Exhibit 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE

Casey’s General Stores, Inc. One SE Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505
Casey's General Stores Provides Business Update

Ankeny, Iowa, April 2, 2020 - Casey’s General Stores, Inc. (Nasdaq: CASY) today provided an update on the impact from the coronavirus (COVID-19) pandemic on its operations, financials and supply chain, and the Company’s ongoing efforts to address the challenges and ensure the continued long-term success of the business.

Darren Rebelez, President and CEO of Casey’s, said, “The novel COVID-19 public health crisis presents significant challenges around the globe, and our hearts go out to all of the individuals and families impacted. At Casey’s, we are tremendously grateful for the selfless efforts of everyday heroes, including frontline workers and medical professionals addressing urgent needs across our country. Our primary focus is on the health and well-being of our valued team members and guests, while maintaining business continuity across our nearly 2,200 stores that remain open and continue to serve our communities as critical businesses.”

Operations

Casey’s has implemented the following changes across the Company, in line with all relevant federal, local and municipal requirements, intended to help protect the safety of our team members and guests and continue to provide vital products and services to the communities where we operate:

•	Increased all full-time and part-time store and distribution center team members’ pay by an additional $2 per hour

•	Provided additional operational bonuses to key field support team members

•	Provided additional paid leave for impacted team members

•	Provided additional paid flex-time for full and part-time team members

•	Designated exclusive shopping time for higher-risk guests

•	Enhanced cleaning and hygiene practices throughout the store and at the pumps

•	Closed all in-store dining and moved to full-service on key prepared food items

•	Mandated working remotely where possible

•	Implemented health checks intended to maintain well-being in all distribution centers

•	Established 6-foot markings in stores to encourage social distancing

•	Installing plexiglass shields at Casey’s cash registers

Casey’s will continue to monitor the situation closely and take further action, as appropriate.

Financials

“Casey’s started the fourth fiscal quarter with strong momentum, with many of our strategic initiatives maturing and accelerating business performance. However, the impact of the COVID-19 pandemic has caused a decline in store traffic and consumer demand across our business, and we believe it is prudent to withdraw our financial guidance for fiscal 2020. Casey’s maintains a strong balance sheet and ample liquidity to weather the near-term impacts and expects to emerge from the crisis in a position of strength,” said Rebelez.

Casey’s has a strong balance sheet with significant financial flexibility. The Company owns nearly all of its assets, eliminating any lease exposure, and currently has a debt/EBITDA ratio of 2.2x, which is well under the 3.5x debt/EBITDA covenant in our private placement notes. Casey’s liquidity position is strong. After drawing down $100 million on its revolving credit facility to maintain maximum flexibility, the Company still has $150 million in capacity under its facilities.

As mentioned in the March earnings call, the Company recently locked in rates for the refinancing with an all-in coupon of approximately 2.9%. The nearest debt maturity beyond the 2020 note is 2025.

Casey’s is taking a number of immediate steps to optimize cash flow by implementing the following initiatives:

•	Deferring capital spending, including new store construction and replacement stores

•	Reviewing terms of payment to suppliers

•	Reducing inventory levels throughout the store and supply chain

•	Adjusting hours of operation at almost all stores, limiting 24 hour and extended operation stores

•	Strengthening pizza promotions for guests who are seeking meal solutions

•	Reducing prepared food production to reduce in-store stale costs

•	Expanding delivery via DoorDash at 579 stores

•	Expanding online grocery assortment at all stores

•	Making 50 additional grocery items available via DoorDash at 579 stores

Supply Chain

Casey’s owns and operates its own distribution centers and transportation fleet to service its stores, providing flexibility to navigate through this near-term challenge. Management is leveraging this flexibility and working with suppliers to proactively manage inventory levels and mitigate any potential risks. To date, the Company has not experienced any significant supply chain disruptions.

About Casey’s General Stores

Casey's General Stores is a Fortune 500 company (Nasdaq: CASY) operating approximately 2,200 convenience stores in 16 states. Founded more than 50 years ago, the company has grown to become the fourth-largest convenience store retailer and the fifth-largest pizza chain in the United States. Often located in the heart of its communities, Casey’s General Stores provides freshly prepared foods, quality fuel, and friendly service at every location. Guests can enjoy famous, made-from-scratch pizza, donuts, other assorted bakery items, and (at select stores) Casey's made-to-order sub sandwiches and salads. Learn more and order online at www.caseys.com.

Cautionary Statement

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and needs, the Company’s supply chain, business strategies, growth opportunities, performance at our stores, and the potential effects of the COVID-19 outbreak. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including but not limited to the impact and duration of the COVID-19 outbreak and related governmental actions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.